Farmer Mac Announces Election of Two New Directors
WASHINGTON, D.C., May 16, 2024 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's secondary market provider that increases the accessibility of financing for American agriculture and rural infrastructure, today announced that Jeffrey L. Plagge and Kevin G. Riel have been elected as the newest members of the company’s board of directors. They replace Dennis Brack and Everett Dobrinski on Farmer Mac’s board, both of whom chose not to stand for re-election.
Commenting on their election, Board Chair Lowell L. Junkins said, “We welcome Jeff and Kevin to Farmer Mac’s board of directors. Their experience will complement our board’s insight and dedication to our mission as we continue to drive economic opportunity and prosperity by strengthening and connecting rural America.” Mr. Junkins added, “We offer our sincere gratitude to Dennis and Everett for their valuable contributions to Farmer Mac during their years of service on our board.”
Mr. Plagge brings decades of experience in banking and has served on the boards of Northwest Financial Corporation and Northwest Bank since September 2009 and for the Federal Home Loan Bank of Des Moines since January 2024. He has also served as a Managing Director and consultant for Barnes & Co. since January 2024 and served as the President and CEO of Northwest Financial Corporation from 2009 to 2020. In September 2019, Mr. Plagge was appointed Iowa Superintendent of Banking for the Iowa Division of Banking by the state governor and served until December 2023. Mr. Plagge said, “I am honored to join the board of directors of Farmer Mac. This company has a unique passion for its mission and for working with banks across the country serving and supporting rural America. I am excited to contribute my experience and expertise to help further this important work.”
Mr. Riel also has experience serving on boards of financial institutions and brings firsthand experience of American agriculture, having been a hop farmer for nearly four decades. He has served as the President of Double 'R' Hop Ranches, Inc. since January 1995, where he also served as a manager from June 1986 to December 1994. Mr. Riel also currently serves on the board of directors of Yakima Chief Hops, which he joined in 2021. He previously served on the board of directors of CoBank, ACB (2014 to 2021) and Northwest Farm Credit Services (2007 to 2017), including as chair of the board for part of his tenure at both institutions. Mr. Riel said, “I am delighted to join the board of directors of Farmer Mac, a company that shares my passion and dedication for rural America and our agricultural industry. As a farmer, I especially understand and appreciate the value of the accessible credit that Farmer Mac helps provide. I look forward to working with the other board members in guiding the company to continue to help strengthen and connect rural America.”
Mr. Plagge joins four other board members elected each year by holders of Class A voting common stock (NYSE: AGM.A). Mr. Riel joins four other board members elected each year by holders of Class B voting common stock (not listed on any exchange). Five other board members are appointed by the President of the United States with the advice and consent of the United States Senate.

More information about both newly elected directors and the other members of Farmer Mac’s board is included in Farmer Mac’s 2024 proxy statement filed with the SEC on April 17, 2024, which is available in the “Investors” section of Farmer Mac’s website at www.farmermac.com.

About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing for American agriculture and rural infrastructure. As a secondary market for our nation’s agricultural and rural infrastructure credit, we provide financial solutions to a broad spectrum of customers supporting rural America, including agricultural lenders, agribusinesses, and rural electric cooperatives. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. More information about Farmer Mac is available on our website at www.farmermac.com.
CONTACT:

Jalpa Nazareth, Investor Relations
Lisa Meyer, Media Inquiries
(202) 872-7700

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